UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

‘mktg, inc.’

(Exact Name of Registrant as Specified in its Charter)

75 Ninth Avenue
Delaware	New York, New York 10011	06-134048
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification Number)

Inmark Enterprises, Inc. 1992 Stock Option Plan

(Full Title of the Plan)

Scott Hughes

Secretary

‘mktg, inc.’

75 Ninth Avenue

New York, New York 10011

(Name and address of agent for service)

(212) 660-3800

(Telephone Number, including Area Code, of Agent for Service)

Copy To:

Dean Swagert, Esq.

Moses & Singer LLP

405 Lexington Avenue

New York, New York 10174

(212) 554-7800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF COMMON STOCK

A Registration Statement on Form S-8 (Registration No. 333-02392) was filed by ‘mktg, inc.’ (formerly Inmark Enterprises, Inc.) (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) on March 15, 1996 (the “1996 Registration Statement”), covering the registration of 900,000 shares authorized for issuance under the 1992 Stock Option Plan (as amended on September 29, 1995).

On August 27, 2014, pursuant to the terms of the Agreement and Plan of Merger, dated as of May 27, 2014, by and among the Registrant, Aegis Lifestyle, Inc. (“Aegis”), and Morgan Acquisition, Inc., (“Merger Sub”) a wholly owned subsidiary of Aegis, Aegis completed its acquisition of the Registrant via the merger of Merger Sub with and into the Registrant, with the Registrant continuing as the surviving company in the merger and becoming a wholly owned subsidiary of Aegis (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities registered but unsold under the 1996 Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on September 4, 2014.

‘mktg, inc.’

By:	/s/ Dave Wein
Name:	Dave Wein
Title:	President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Dave Wein	President, Treasurer and Director	September 4, 2014
Dave Wein	(Principal Executive Officer)

/s/ Charles Horsey	Chief Executive Officer	September 4, 2014
Charles Horsey	(Principal Executive Officer)

/s/ Scott Hughes	Secretary and Director	September 4, 2014
Scott Hughes

/s/ Paul Trager	Chief Financial Officer	September 4, 2014
Paul Trager	(Principal Financial and Accounting Officer)